UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 31, 2008

T-Bay Holdings, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	033-377099-S	91-1465664
(State of incorporation	(Commission file number)	(I.R.S. employer identification number)
or organization)

18th Floor, YongSheng Building ZhongShan Xi Road Xuhui District, Shanghai, China (Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 86-021 51539900

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 31, 2008, Shanghai Sunplus Communication Technology Co., Ltd. (“Sunplus”), a Ninety-Five Percent (95%) Chinese subsidiary of T-Bay Holdings, Inc. entered an agreement with Huizhou Liyin Electronics Co., Ltd. (“Huizhou Liyin”) to sell One Hundred Percent (100%) of Sunplus’ interest in its wholly-owned subsidiary Zhangzhou JiaXun Communication Facility Co., Ltd. (“Zhangzhou”).  The purchase price of Zhangzhou is RMB5,000,000 with an initial payment of RMB500,000 to be paid to Sunplus within two days of the date of the agreement and the remaining balance of RMB4,500,000 to be paid within three (3) months following the completion of the transaction.  The transaction is expected to be completed in March 2009.

On December 31, 2008, Shanghai Sunplus Communication Technology Co., Ltd. (“Sunplus”), a Ninety-Five Percent (95%) Chinese subsidiary of T-Bay Holdings, Inc. entered an agreement with Huizhou Liyin Electronics Co., Ltd. (“Huizhou Liyin”) to sell Eighty Percent (80%) of Sunplus’ interest in its subsidiary Fujian QiaoXing Industry Co., Ltd. (“Fujian QiaoXing”).  The purchase price of Fujian QiaoXing is RMB84,000,000 with an initial payment of RMB2,000,000 to be paid to Sunplus within two days of the date of the agreement and the remaining balance of RMB82,000,000 to be paid within three (3) months following the completion of the transaction.  The transaction is expected to be completed in March 2009.

Due to the agreements being in Chinese and no English translation is readily available, the Company has provided a  synopsis of each transaction, which has been attached as Exhibits 10.1 and 10.2 respectively.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

10.1	Synposis of Agreement between Shanghai Sunplus Communication Technology Co., Ltd. And Huizhou Liyin Electronics Co., Ltd. – Zhangzhou JiaXun Communication Facility Co., Ltd.
10.2	Synposis of Agreement between Shanghai Sunplus Communication Technology Co., Ltd. And Huizhou Liyin Electronics Co., Ltd. – Fujian QiaoXing Industry Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-BAY HOLDINGS, INC.

Dated: January 9, 2009	By:	/s/ Jie Shi
Jie Shi, Chief Executive Officer